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                 September 7, 2022

       Shai Terem
       Chief Executive Officer
       Markforged Holding Corporation
       480 Pleasant St.
       Watertown, MA 02472

                                                        Re: Markforged Holding
Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed August 31,
2022
                                                            File No. 333-267196

       Dear Mr. Terem:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Patrick Faller, Staff Attorney, at (202) 551-4438 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Aaron Berman